UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of earliest event reported: May 19, 2008

Commission File Number	Exact name of registrants as specified in their charters, state of organization, address of principal executive offices and registrants' telephone number	IRS Employer Identification Number

333-52397	ESI TRACTEBEL ACQUISITION CORP. (a Delaware corporation)	65-0827005
333-52397-01	NORTHEAST ENERGY, LP (a Delaware limited partnership)	65-0811248
c/o FPL Energy, LLC 700 Universe Boulevard Juno Beach, Florida 33408 (561) 691-7171
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(b)

On May 19, 2008, Eric M. Heggeseth announced his resignation as vice president and from the Board of Directors of each of ESI Tractebel Acquisition Corp. (Acquisition Corp.) and ESI Tractebel Funding Corp. (Funding Corp.) and from the Management Committee of each of Northeast Energy, LP (NE LP), Northeast Energy Associates, a limited partnership (NEA), and North Jersey Energy Associates, a limited partnership (NJEA), effective immediately. NE LP and Acquisition Corp are referred to herein as "the registrants."

(d)

On May 19, 2008, Reese Doggett was appointed vice president and elected a director of each of the Acquisition Corp. and the Funding Corp. In addition, he was appointed to the Management Committee of each of NE LP, NEA and NJEA. Mr. Doggett, 50, is vice president, asset management for Suez Energy Generation North America, Inc. (SUEZ Power), a position he has held since February 2008. NE LP is jointly owned by subsidiaries of ESI Energy, LLC (ESI Energy) and SUEZ Power. ESI Energy is wholly-owned by FPL Energy, LLC (FPL Energy), a Delaware limited liability company, which is an indirect wholly-owned subsidiary of FPL Group, Inc. (FPL Group), a company listed on the New York Stock Exchange. SUEZ Power is a direct wholly-owned subsidiary of SUEZ Energy North America, Inc., which is a direct wholly-owned subsidiary of Suez-Tractebel S.A., a Belgian energy, industrial services and energy services business, and a member of the SUEZ group. A subsidiary of ESI Energy, and SUEZ Power, are also shareholders of the Acquisition Corp. and the Funding Corp.

Certain relationships and certain related party transactions between the registrants, NEA and NJEA, on the one hand, and affiliates of SUEZ Power, on the other hand, are described in Item 13 of the registrants' combined Annual Report on Form 10-K for the year ended December 31, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

NORTHEAST ENERGY, LP (ESI Northeast Energy GP, Inc. as Administrative General Partner) ESI TRACTEBEL ACQUISITION CORP. (Registrants)

Date: May 22, 2008

MARK R. SORENSEN

Mark R. Sorensen Vice President and Treasurer of ESI Northeast Energy GP, Inc. Treasurer of ESI Tractebel Acquisition Corp. (Principal Financial and Principal Accounting Officer of the Registrants)